Exhibit 10.6

CONSULTING AGREEMENT ADDENDUM

This Consulting Agreement Addendum is entered into effective as of March 6, 2003, and is a supplement to, and modification of, that certain Consulting Agreement (the “Original Agreement”) by and between F.Y.I. Incorporated (n/k/a SOURCECORP, Incorporated) (the “Company”) and David Lowenstein (“Consultant”), dated as of January 1, 2000.

1.             Fee Modification.  Effective March 6, 2003, in addition to the fees contemplated by Section 2 of the Original Agreement, Consultant shall be paid the lesser of $140 per hour or $1000 per day, for services Consultant performs at the request of, and on behalf of, the Company, subject to the aggregate compensation limitation under the Original Agreement of $250,000 for any calendar year; provided, that such fees shall not be available for SOURCECORP Board of Director related activities or (preclosing) acquisition related activities, which Board related activities are compensated for in accordance with the then prevailing Board compensation structure and which (preclosing) acquisition related activities are compensated for under Section 2 of the Original Agreement.

2.             Governing Law.  This Addendum shall in all respects be construed according to the laws of the State of Texas.

3.             Counterparts.  This Addendum may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

4.             Effect of Addendum.  Except as specifically amended by this Addendum, all provisions of the Original Agreement remain in full force and effect in accordance with their express terms.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

SOURCECORP, Incorporated		CONSULTANT
(f/k/a F.Y.I. Incorporated)

By:	/s/ Thomas C. Walker	/s/ David Lowenstein
	Thomas C. Walker	David Lowenstein
Title:	Chairman and Chief Development Officer